Exhibit 99.1

      Ultralife Batteries Awarded $1.7 Million BA-5390 Battery Contract by
                             U.S. Defense Department


     NEWARK, N.Y.--(BUSINESS WIRE)--Feb. 3, 2006--Ultralife Batteries, Inc. (NASDAQ: ULBI) has been awarded a new contract for its BA-5390 battery, valued at approximately $1.7 million, by the U.S. Defense Department. Deliveries are expected to be completed this quarter. This contract, which is independent of the company's Next Gen II, Phase IV five-year battery contract, includes a 100 percent add-on purchase option through June 2006 having the same value.
     "Field usage for BA-5390 batteries continues to be strong, and continued reaffirmation by the Department of Defense of their strategy to migrate rapidly to lithium/manganese dioxide batteries will further strengthen Ultralife's leadership position in this market," said John D. Kavazanjian, Ultralife's president and chief executive officer. "This contract will provide the military with needed inventory while they begin to transition to our new BA-5390A battery with state-of-charge indicator."
     The BA-5390 is a lithium/manganese dioxide non-rechargeable battery, and, with 50 percent more energy, is an alternative to the lithium/sulfur dioxide BA-5590 battery, the most widely used military battery in the U.S. Armed Forces. The BA-5390 is widely used to power more than 50 military applications, such as the AN/PRC-119 SINCGARS (Single Channel Ground and Airborne Radio System) and the Javelin Medium Anti-Tank Missile Command Launch Unit. The BA-5390 provides soldiers with the latest and best battery technology in a cost effective manner. More energy in each battery provides longer mission time with fewer batteries for soldiers to carry, and fewer batteries to ship and dispose of, all of which reduce cost to the military.

     About Ultralife Batteries, Inc.

     Ultralife is a global provider of high-energy power systems for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for use in military, industrial and consumer portable electronic products. Through its portfolio of standard products and engineered solutions, Ultralife is at the forefront of providing the next generation of power systems. Industrial, retail and government customers include General Dynamics, Philips Medical Systems, General Motors, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States, United Kingdom, Germany and Australia, among others.
     Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife Batteries (UK) Ltd., a second manufacturing facility, is located in Abingdon, England. Both facilities are ISO-9001 certified. Detailed information on Ultralife is available at the company's web site, www.ultralifebatteries.com.

     This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

     Ultralife(R) is a registered trademark of Ultralife Batteries, Inc.


    CONTACT: Ultralife Batteries, Inc.
             Pete Comerford, 315-332-7100
             pcomerford@ulbi.com
             or
             Lippert/Heilshorn & Associates, Inc.
             Investor Relations:
             Jody Burfening, 212-838-3777
             jburfening@lhai.com
             or
             Media:
             Chenoa Taitt, 212-201-6635
             ctaitt@lhai.com